UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2025
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OTIS WORLDWIDE CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-39221	83-3789412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Carrier Place
Farmington, Connecticut 06032
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code
(860) 674-3000

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OTIS	New York Stock Exchange
0.318% Notes due 2026	OTIS/26	New York Stock Exchange
2.875% Notes due 2027	OTIS/27	New York Stock Exchange
0.934% Notes due 2031	OTIS/31	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2025, Otis Worldwide Corporation (“Otis”), entered into a new credit agreement (the “Credit Agreement”) governing its unsecured $1,500 million revolving credit facility, which matures on August 8, 2030. The Credit Agreement was entered into by and among Otis, as borrower, Otis Intercompany Lending Designated Activity Company, a designated activity company organized under the laws of Ireland (“OIL”), as subsidiary borrower, each other subsidiary borrower party thereto from time to time, the lenders party thereto JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, and the other parties thereto from time to time.

Also on August 8, 2025, Otis terminated all commitments outstanding under the existing credit agreement by and among, Otis, as borrower, OIL, as subsidiary borrower, the lenders party thereto, JPM as administrative agent, and the other parties thereto (the “Terminated Credit Agreement”). The Terminated Credit Agreement was scheduled to expire on March 10, 2028. No early termination penalties were incurred by Otis as a result of the termination of the Terminated Credit Agreement.

The obligations of OIL and any other subsidiary borrower under the Credit Agreement are guaranteed by Otis.

United States dollar-denominated borrowings under the Credit Agreement bear interest at a rate per annum equal to, at Otis’ option, either a term SOFR rate or a base rate, and euro-denominated borrowings under the Credit Agreement bear interest at a rate per annum equal to, at Otis’ option, either a EURIBO rate or a daily simple ESTR rate, in each case calculated in a manner set forth in the Credit Agreement, plus an applicable margin.

 The applicable margin initially is 1.125% for term SOFR rate, EURIBO rate and daily simple ESTR rate borrowings, and 0.125% for base rate borrowings, and can fluctuate, determined by reference to Otis’ public debt rating, as specified in the Credit Agreement. Revolving loans may be borrowed, repaid and re-borrowed, and are available for general corporate purposes. The Credit Agreement enables Otis, from time to time, to increase the revolving credit commitment in an aggregate amount not to exceed $500 million.

The Credit Agreement contains affirmative and negative covenants customary for financings of this type that, among other things, limit the ability of Otis and its wholly-owned domestic subsidiaries primarily engaged in manufacturing to incur additional liens and to enter into sale and leaseback transactions, and limit the ability of Otis and its subsidiaries to make certain fundamental changes. The Credit Agreement also contains a financial covenant that requires Otis to maintain a maximum consolidated leverage ratio. A violation of any of these covenants could result in an event of default under the Credit Agreement. Upon the occurrence of such an event of default or certain other customary events of default, payment of any outstanding amounts under the Credit Agreement may be accelerated and the lenders’ commitments to extend credit under the Credit Agreement may be terminated.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information with respect to the Terminated Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information with respect to the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits to this Form 8-K.
Exhibit Number	Exhibit Description
10.01
Revolving Credit Agreement, dated as of August 8, 2025, by and among Otis Worldwide Corporation, as borrower, Otis Intercompany Lending Designated Activity Company, as subsidiary borrower, each other subsidiary borrower party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto from time to time.

1.04	Cover Page Interactive Data File – the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTIS WORLDWIDE CORPORATION
(Registrant)

Date: August 8, 2025	By:	/s/ Cristina Méndez
Cristina Méndez
Executive Vice President & Chief Financial Officer